Exhibit 99.1

Financial Contact:     Mimi E. Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS FOURTH QUARTER AND
FISCAL 2015 RESULTS

NASHVILLE, Tenn., March 12, 2015 --- Genesco Inc. (NYSE:GCO) today reported earnings from continuing operations for the fourth quarter ended January 31, 2015, of $51.8 million, or $2.18 per diluted share, compared to earnings from continuing operations of $42.2 million, or $1.79 per diluted share, for the fourth quarter ended February 1, 2014. Fiscal 2015 fourth quarter results reflect pretax items of $1.9 million, or $0.12 per share after tax, including $1.0 million of expenses related to deferred purchase price payments in connection with the acquisition of Schuh Group Limited, which are required to be expensed as compensation because the payment is contingent upon the payees’ continued employment; and $0.9 million for network intrusion expenses and asset impairment charges. Fiscal 2014 fourth quarter results reflect pretax items of $7.2 million, or $0.37 per share after tax, including $3.0 million of expenses related to deferred purchase price payments in connection with the acquisition of Schuh Group Limited, and $5.7 million for network intrusion expenses, other legal matters, a lease termination, and asset impairment charges, partially offset by a $1.5 million gain related to the change in accounting for deferred bonuses under the Company’s EVA incentive plan announced by the Company in September 2013.

Adjusted for the items described above in both periods, earnings from continuing operations were $54.7 million, or $2.30 per diluted share, for the fourth quarter of Fiscal 2015, compared to earnings from continuing operations of $51.0 million, or $2.16 per diluted share, for the fourth quarter of Fiscal 2014. For consistency with Fiscal 2015's previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the fourth quarter of Fiscal 2015 increased 12.6% to $893 million from $793 million in the fourth quarter of Fiscal 2014. Comparable sales in the fourth quarter 2015 increased 10% for the Company with a 16% increase in the Journeys Group, a 7% increase in the Lids Sports Group, a 3% increase in the Schuh Group, and a 2% increase in the Johnston & Murphy Group.

The Company also reported net sales for the year ended January 31, 2015, of $2.86 billion, an increase of 8.9% from net sales of $2.62 billion for the year ended February 1, 2014. Earnings from continuing operations for Fiscal 2015 were $99.4 million, or $4.19 per diluted share, compared to earnings from continuing operations of $93.0 million, or $3.94 per diluted share, for Fiscal 2014. Fiscal 2015 earnings reflect after-tax charges of $0.55 per diluted share, including, an indemnification asset write-off, network intrusion-related expenses, compensation expense associated with the Schuh deferred purchase price, effects of the change in accounting for deferred bonuses under the EVA incentive plan, asset impairments, other legal matters, partially offset by a gain on a lease termination. Fiscal 2014 earnings reflect after-tax charges of $1.15 per diluted share, including the effects of the change in

Exhibit 99.1

accounting for deferred bonuses under the EVA incentive plan, network intrusion-related expenses, compensation expense associated with the Schuh deferred purchase price, asset impairments, other legal matters, and a lease termination, partially offset by a gain on another lease termination.

Adjusted for the listed items in both years, earnings from continuing operations were $112.3 million, or $4.74 per diluted share, for Fiscal 2015, compared to earnings from continuing operations of $120.3 million, or $5.09 per diluted share, for Fiscal 2014. For consistency with previously announced earnings expectations, which did not reflect the listed items, the Company believes that disclosure of earnings from continuing operations adjusted for those items will be useful to investors. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “Fourth quarter sales were strong, exceeding our expectations. However, gross margin pressure, lower than planned contribution from new stores and acquisitions in the Lids Sports Group and unfavorable trends in foreign exchange rates resulted in disappointing earnings.

“Comparable sales for the first quarter through Saturday, March 7, 2015, were up a solid 5% from the same period last year, despite the effects of severe winter storms in several of our key markets in February and early March.

“Based on the continued challenges in the Lids Sports Group combined with foreign exchange headwinds and supply chain uncertainties from the backlog related to recent West Coast port delays, we believe it is prudent to adopt a more conservative outlook for Fiscal 2016. We now expect adjusted Fiscal 2016 diluted earnings per share to be in the range of $5.10 to $5.20, which represents an 8% to 10% increase over Fiscal 2015’s adjusted earnings per share of $4.74. Consistent with previous guidance, these expectations do not include expected non-cash asset impairments and other charges, which are estimated in the range of $5.8 million to $6.3 million pretax, or $0.16 to $0.17 per share, after tax, in Fiscal 2016. This guidance assumes comparable sales increases in the 3% to 4% range for the full fiscal year.” A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Dennis concluded, “While our bottom line results for Fiscal 2015 were lower than we planned, we are pleased with the health of our footwear businesses, and especially with Journeys’ continuing strength. At the same time, we are confident that the Lids Sports Group’s strategic potential remains considerable despite current competitive and operational issues and are focused on improving the Group’s long-term profitability.”

Conference Call and Management Commentary

The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company's live conference call on March 12, 2015 at 7:30 a.m. (Central time), may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Exhibit 99.1

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; the effectiveness of our omnichannel initiatives; the timing and effectiveness of plans to improve the performance of Lids Sports Group; weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; the effects of storms and other weather-related disruptions; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company’s Lids Sports Group retail business. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,820 retail stores and leased departments throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.schuh.co.uk, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsteamsports.com, www.lidsclubhouse.com, www.trask.com, www.suregripfootwear.com and www.dockersshoes.com. The Company's Lids Sports Group division operates the Lids headwear stores,

Exhibit 99.1

the Locker Room by Lids and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Fourth Quarter		Fiscal Year Ended
	Jan. 31,	Feb. 1,	Jan. 31,	Feb. 1,
In Thousands	2015	2014	2015	2014
Net sales	$892,630	$792,506	$2,859,844	$2,624,972
Cost of sales	468,397	406,862	1,459,433	1,325,922
Selling and administrative expenses*	336,395	304,768	1,230,864	1,134,274
Asset impairments and other, net	934	5,672	2,281	1,341
Earnings from operations	86,904	75,204	167,266	163,435
Indemnification asset write-off	—	—	7,050	—
Interest expense, net	853	1,206	3,227	4,575
Earnings from continuing operations
before income taxes	86,051	73,998	156,989	158,860

Income tax expense	34,294	31,786	57,616	65,878
Earnings from continuing operations	51,757	42,212	99,373	92,982

Provision for discontinued operations	(1,361)	(59)	(1,648)	(329)
Net Earnings	$50,396	$42,153	$97,725	$92,653

*Includes $1.0 million and $7.3 million in deferred payments related to the Schuh acquisition in the fourth quarter and fiscal year ended January 31, 2015, respectively, and $3.0 million and $11.7 million for the fourth quarter and fiscal year ended February 1, 2014, respectively.

Earnings Per Share Information
	Fourth Quarter		Fiscal Year Ended
	Jan. 31,	Feb. 1,	Jan. 31,	Feb. 1,
In Thousands (except per share amounts)	2015	2014	2015	2014
Preferred dividend requirements	$—	$—	$—	$33

Average common shares - Basic EPS	23,563	23,291	23,507	23,297

Basic earnings per share:
From continuing operations	$2.20	$1.81	$4.23	$3.99
Net earnings	$2.14	$1.81	$4.16	$3.98

Average common and common
equivalent shares - Diluted EPS	23,759	23,600	23,708	23,615

Diluted earnings per share:
From continuing operations	$2.18	$1.79	$4.19	$3.94
Net earnings	$2.12	$1.79	$4.12	$3.92

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Fourth Quarter		Fiscal Year Ended
	Jan. 31,	Feb. 1,	Jan. 31,	Feb. 1,
In Thousands	2015	2014	2015	2014
Sales:
Journeys Group	$376,734	$321,534	$1,179,476	$1,082,241
Schuh Group	123,942	121,744	406,947	364,732
Lids Sports Group	294,040	251,481	902,661	820,996
Johnston & Murphy Group	75,318	72,569	259,675	245,941
Licensed Brands	22,380	24,926	110,115	109,780
Corporate and Other	216	252	970	1,282
Net Sales	$892,630	$792,506	$2,859,844	$2,624,972
Operating Income (Loss):
Journeys Group	$53,240	$41,179	$114,784	$97,377
Schuh Group (1)	11,499	7,194	10,110	3,063
Lids Sports Group	23,753	28,231	48,970	63,748
Johnston & Murphy Group	6,279	7,206	14,856	17,638
Licensed Brands	1,983	2,110	10,459	10,614
Corporate and Other (2)	(9,850)	(10,716)	(31,913)	(29,005)
Earnings from operations	86,904	75,204	167,266	163,435
Indemnification asset write-off	—	—	7,050	—
Interest, net	853	1,206	3,227	4,575
Earnings from continuing operations
before income taxes	86,051	73,998	156,989	158,860
Income tax expense	34,294	31,786	57,616	65,878
Earnings from continuing operations	51,757	42,212	99,373	92,982

Provision for discontinued operations	(1,361)	(59)	(1,648)	(329)
Net Earnings	$50,396	$42,153	$97,725	$92,653

(1)Includes $1.0 million and $7.3 million in deferred payments related to the Schuh acquisition in the fourth quarter and fiscal year ended January 31, 2015, respectively, and $3.0 million and $11.7 million for the fourth quarter and fiscal year ended February 1, 2014, respectively.

(2)Includes a $1.0 million charge in the fourth quarter of Fiscal 2015 which includes $0.7 million for network intrusion expenses and $0.3 million for asset impairments. Includes a $2.3 million charge for Fiscal 2015 which includes $3.1 million for network intrusion expenses, $1.9 million for asset impairments and $0.6 million for other legal matters, partially offset by a $3.3 million gain on a lease termination. Includes a $5.7 million charge in the fourth quarter of Fiscal 2014 which includes $1.9 million for network intrusion expenses, $1.6 million for a lease termination, $1.6 million for other legal matters and $0.6 million for asset impairments. Includes a $1.3 million charge in Fiscal 2014 which includes $3.3 million for network intrusion expenses, $2.3 million for asset impairments, $2.4 million for other legal matters and $1.6 million for a lease termination, partially offset by an $8.3 million gain on a lease termination.

Exhibit 99.1

GENESCO INC.

Consolidated Balance Sheet
	Jan. 31,	Feb. 1,
In Thousands	2015	2014
Assets
Cash and cash equivalents	$112,867	$59,447
Accounts receivable	55,263	52,646
Inventories	598,145	567,261
Other current assets	82,305	77,521
Total current assets	848,580	756,875
Property and equipment	305,752	280,037
Other non-current assets	429,677	402,372
Total Assets	$1,584,009	$1,439,284
Liabilities and Equity
Accounts payable	$176,307	$145,483
Current portion long-term debt	13,152	6,793
Other current liabilities	217,702	153,302
Total current liabilities	407,161	305,578
Long-term debt	16,003	26,937
Other long-term liabilities	163,593	188,646
Equity	997,252	918,123
Total Liabilities and Equity	$1,584,009	$1,439,284

Exhibit 99.1

GENESCO INC.

Retail Units Operated - Twelve Months Ended January 31, 2015
	Balance	Acquisi-			Balance	Acquisi-			Balance
	2/2/2013	tions	Open	Close	2/1/2014	tions	Open	Close	1/31/2015
Journeys Group	1,157	—	39	28	1,168	—	34	20	1,182
Journeys	820	—	20	13	827	—	16	9	834
Underground by Journeys	130	—	—	13	117	—	—	7	110
Journeys Kidz	156	—	19	1	174	—	18	3	189
Shi by Journeys	51	—	—	1	50	—	—	1	49
Schuh Group	92	—	29	22	99	—	13	4	108
Schuh UK*	70	—	29	9	90	—	12	4	98
Schuh ROI	9	—	—	—	9	—	1	—	10
Schuh Concessions*	13	—	—	13	—	—	—	—	—
Lids Sports Group**	1,053	15	102	37	1,133	56	218	43	1,364
Johnston & Murphy Group	157	—	13	2	168	—	8	6	170
Shops	102	—	6	2	106	—	3	4	105
Factory Outlets	55	—	7	—	62	—	5	2	65
Total Retail Units	2,459	15	183	89	2,568	56	273	73	2,824
Permanent Units*	2,446	15	173	69	2,565	56	273	70	2,824

Retail Units Operated - Three Months Ended January 31, 2015
	Balance	Acquisi-			Balance
	11/1/2014	tions	Open	Close	1/31/2015
Journeys Group	1,183	—	8	9	1,182
Journeys	837	—	2	5	834
Underground by Journeys	113	—	—	3	110
Journeys Kidz	184	—	6	1	189
Shi by Journeys	49	—	—	—	49
Schuh Group	106	—	2	—	108
Schuh UK*	96	—	2	—	98
Schuh ROI	10	—	—	—	10
Lids Sports Group**	1,377	—	3	16	1,364
Johnston & Murphy Group	171	—	—	1	170
Shops	106	—	—	1	105
Factory Outlets	65	—	—	—	65
Total Retail Units	2,837	—	13	26	2,824
Permanent Units*	2,837	—	13	26	2,824

*Excludes Schuh Concessions and temporary "pop-up" locations.
**Includes 190 Locker Room by Lids in Macy's stores as of January 31, 2015.

Exhibit 99.1

Genesco Inc.

Comparable Sales (including same store and comparable direct sales)
	Fourth Quarter Ended		Fiscal Year Ended
	Jan. 31,	Feb. 1,	Jan. 31,	Feb. 1,
	2015	2014	2015	2014
Journeys Group	16%	0%	8%	(1)%
Schuh Group	3%	(7)%	1%	(8)%
Lids Sports Group	7%	4%	2%	0%
Johnston & Murphy Group	2%	11%	1%	8%
Total Comparable Sales	10%	1%	4%	(1)%

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Fourth Quarter Ended January 31, 2015 and February 1, 2014

	Fourth	Impact on	Fourth	Impact on
	Quarter	Diluted	Quarter	Diluted
In Thousands (except per share amounts)	Jan 2015	EPS	Jan 2014	EPS
Earnings from continuing operations, as reported	$51,757	$2.18	$42,212	$1.79

Adjustments: (1)
Impairment charges	162	—	365	0.02
Deferred payment - Schuh acquisition	965	0.04	3,042	0.13
Gain on lease termination	(14)	—	—	—
Lease termination expense	—	—	986	0.04
Change in accounting for bonus awards	—	—	(935)	(0.04)
Other legal matters	—	—	1,017	0.04
Network intrusion expenses	420	0.02	1,196	0.05
Higher (lower) effective tax rate	1,434	0.06	3,128	0.13

Adjusted earnings from continuing operations (2)	$54,724	$2.30	$51,011	$2.16

(1) All adjustments are net of tax where applicable. The tax rate for the fourth quarter of Fiscal 2015 is 37.7% excluding a FIN 48 discrete item of less than $0.1 million. The tax rate for the fourth quarter of Fiscal 2014 is 37.1% excluding a FIN 48 discrete item of $0.1 million.

(2) EPS reflects 23.8 million and 23.6 million share counts for Fiscal 2015 and 2014, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Genesco Inc.
Adjustments to Reported Operating Income
Fourth Quarter Ended January 31, 2015

	Three Months ended January 31, 2015
	Operating	Bonus Adj	Adj Operating
In Thousands	Income	and Other	Income
Journeys Group	$53,240	$—	$53,240
Schuh Group*	11,499	965	12,464
Lids Sports Group	23,753	—	23,753
Johnston & Murphy Group	6,279	—	6,279
Licensed Brands	1,983	—	1,983
Corporate and Other	(9,850)	934	(8,916)
Total Operating Income	$86,904	$1,899	$88,803
*Schuh Group adjustments include $1.0 million in deferred purchase price payments.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Fourth Quarter Ended February 1, 2014

	Three Months ended February 1, 2014
	Operating	Bonus Adj	Adj Operating
In Thousands	Income	and Other	Income
Journeys Group	$41,179	$1,068	$42,247
Schuh Group*	7,194	2,433	9,627
Lids Sports Group	28,231	—	28,231
Johnston & Murphy Group	7,206	11	7,217
Licensed Brands	2,110	13	2,123
Corporate and Other	(10,716)	3,676	(7,040)
Total Operating Income	$75,204	$7,201	$82,405
*Schuh Group adjustments include $3.0 million in deferred purchase price payments.

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Twelve Months Ended January 31, 2015 and February 1, 2014

		Impact on		Impact on
	12 mos	Diluted	12 mos	Diluted
In Thousands (except per share amounts)	Jan 2015	EPS	Jan 2014	EPS
Earnings from continuing operations, as reported	$99,373	$4.19	$92,982	$3.94

Adjustments: (1)
Impairment charges	1,185	0.05	1,473	0.06
Deferred payment - Schuh acquisition	7,311	0.31	11,693	0.50
Gain on lease termination	(2,118)	(0.09)	(2,077)	(0.09)
Lease termination expense	—	—	986	0.04
Indemnification asset write-off	7,050	0.30	—	—
Change in accounting for bonus awards	3,575	0.15	9,384	0.40
Other legal matters	437	0.02	1,488	0.06
Network intrusion expenses	1,929	0.08	2,092	0.09
Higher (lower) effective tax rate	(6,404)	(0.27)	2,251	0.09

Adjusted earnings from continuing operations (2)	$112,338	$4.74	$120,272	$5.09

(1) All adjustments are net of tax where applicable. The tax rate for Fiscal 2015 is 37.3% excluding a FIN 48 discrete item of $0.1 million. The tax rate for Fiscal 2014 is 37.2% excluding a FIN 48 discrete item of $0.2 million.

(2) EPS reflects 23.7 million and 23.6 million share counts for Fiscal 2015 and 2014, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Twelve Months Ended January 31, 2015

	Twelve Months ended January 31, 2015
	Operating	Bonus Adj	Adj Operating
In Thousands	Income	and Other	Income
Journeys Group	$114,784	$4,919	$119,703
Schuh Group*	10,110	7,311	17,421
Lids Sports Group	48,970	—	48,970
Johnston & Murphy Group	14,856	25	14,881
Licensed Brands	10,459	—	10,459
Corporate and Other	(31,913)	3,016	(28,897)
Total Operating Income	$167,266	$15,271	$182,537
*Schuh Group adjustments include $7.3 million in deferred purchase price payments.

Genesco Inc.
Adjustments to Reported Operating Income
Twelve Months Ended February 1, 2014

	Twelve Months ended February 1, 2014
	Operating	Bonus Adj	Adj Operating
In Thousands	Income	and Other	Income
Journeys Group*	$97,377	$8,096	$105,473
Schuh Group**	3,063	15,028	18,091
Lids Sports Group	63,748	1,676	65,424
Johnston & Murphy Group	17,638	34	17,672
Licensed Brands	10,614	13	10,627
Corporate and Other*	(29,005)	8,117	(20,888)
Total Operating Income	$163,435	$32,964	$196,399
*Journeys Group and Corporate adjustments include $3.5 million and $1.5 million, respectively, in bonus adjustments resulting from the gain on a lease termination for a Journeys store in the second quarter of Fiscal 2014.
**Schuh Group adjustments include $11.7 million in deferred purchase price payments.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 30, 2016

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2016		Fiscal 2016
Forecasted earnings from continuing operations	$118,664	$4.98	$116,177	$4.87

Adjustments: (1)
Asset impairment and other charges	3,710	0.16	4,028	0.17
Deferred payment - Schuh acquisition	1,526	0.06	1,526	0.06

Adjusted forecasted earnings from continuing operations (2)	$123,900	$5.20	$121,731	$5.10

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2016 is approximately 36.4% excluding a FIN 48 discrete item of $0.1 million.

(2) EPS reflects 23.8 million share count for Fiscal 2016 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.